Exhibit 107

Calculation of Filing Fee Tables

FORM S-1
(Form Type)

ESH ACQUISITION CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Units, each consisting of one share of Class A common stock, $0.0001 par value and one right to purchase one-tenth of one share of Class A common stock (2)	457(a)	11,500,000	10.00	115,000,000	0.00011020	$12,673.00
Fees to Be Paid	Equity	Shares of Class A common stock included as part of the units(3)	457(a)	11,500,000	—	—	—	—	(4)
Fees to Be Paid	Equity	Rights to purchase one-tenth of one share of Class A common stock, included as part of the units(3)	457(a)	11,500,000	—	—	—	—	(4)
Fees to Be Paid	Equity	Shares underlying the rights to purchase one-tenth of one share of Class A common stock, included as part of the units	457(a)	1,150,000	10.00	11,500,000	0.00011020	$1,267.30
Fees to Be Paid	Equity	Representative’s shares of Class A common stock(3)(5)	457(a)	287,500	10.00	2,875,000	0.00011020	$316.83
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$14,257.13
	Total Fees Previously Paid							$32,301.32
	Total Fee Offsets							$0.00
	Net Fee Due							$0.00

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Includes 11,500,000 units, consisting of 11,500,000 shares of Class A common stock and 11,500,000 rights to purchase one-tenth of one share of Class A common stock (which includes 1,500,000 units, consisting of 1,500,000 shares of Class A common stock and 1,500,000 rights to purchase one-tenth of one share of Class A common stock, that may be issued upon exercise of a 30-day option granted to the underwriter to cover over-allotments, if any).

(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	No fee pursuant to Rule 457(g).

(5)	Includes 37,500 shares to be issued to I-Bankers and Dawson James if the over-allotment option is exercised in full.